                                                                 Exhibit 11.1

                     NEOPROBE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF NET LOSS PER SHARE

                                                        Three Months Ended
                                                             March 31,
                                                     1996                1997
                                                     ----                ----
Net Loss                                          ($3,550,199)       ($4,725,928)

Weighted average number
 of shares outstanding:

Weighted average common shares
 outstanding beginning of period                   17,334,800         22,586,527

Weighted average common shares
 issued during period                                  91,814             65,946
                                                  -------------------------------


Weighted average number of shares outstanding
 used in computing primary net loss per share      17,426,614         22,652,473
                                                  ===============================




Weighted average number of shares used in
 computing fully diluted net loss per share        17,426,614         22,652,473
                                                  ===============================



Earnings (Net Loss) Per Share:

 Primary                                               ($0.20)            ($0.21)
                                                  ===============================

 Fully diluted                                         ($0.20)            ($0.21)
                                                  ===============================